                                                               FORM OF
                                                               EXHIBIT (H)(1)(H)

                    ANTI-MONEY LAUNDERING SERVICES AMENDMENT

October 31, 2006

State Street Institutional Investment Trust
P.O. Box 5049
Boston, MA 02206

Dear Sir or Madam:

STATE STREET INSTITUTIONAL INVESTMENT TRUST (THE "TRUST") AND STATE STREET BANK & TRUST COMPANY (THE "TRANSFER AGENT") ARE PARTIES TO AN AGREEMENT DATED AS OF MARCH 1, 2000 (THE "AGREEMENT") under which the Transfer Agent performs certain transfer agency and/or record keeping services for the trust. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act") and the regulations promulgated thereunder (collectively, the "Patriot Act"), the Trust has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set for the below:

WHEREAS, Section 326 of the USA PATRIOT Act (the "Patriot Act") and final rules adopted by the Department of The Treasury's Financial Crimes Enforcement Network (the "Rules") require the Trust to develop and implement an anti-money laundering program, which among other things, is designed to verify the identity of any person opening an account, determine whether such person appears on lists of known or suspected terrorist or terrorist organizations and identify and report unusual and suspicious account activity to regulators;

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of certain aspects of the Trust's anti-money laundering program;

WHEREAS, in order to assist its transfer agent clients with their customer identification compliance responsibilities under the Patriot Act and the Rules, the Transfer Agent has provided to the Trust for its consideration and approval written procedures describing various tools designed to assist in the (i) verification of the identity of persons opening accounts with the Trust and determination whether such persons appear on any list of known or suspected terrorist or terrorist organizations, and (ii) identification and reporting of unusual and suspicious activity in connection with accounts opened with the Trust and the Trust has, after review, selected various procedures to comply with its customer identification and suspicious activity monitoring program and its obligations under the Patriot Act and the Rules (the "Program");


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WHEREAS, in connection with the verification of customers' identities and identification and reporting of unusual and suspicious activity ("Monitoring Activities"), the Transfer Agent may encounter shareholder activity that would require it to file a Suspicious Activity Report ("SAR") with the Department of the Treasury's financial Crimes Enforcement Network ("FinCEN"); and

WHEREAS, FinCEN recently adopted a rule (the "Rule") under the Bank Secrecy Act (the "Act") requiring mutual funds to report suspicious transactions, effective for any transactions occurring after October 31, 2006 ("Effective Date");

WHEREAS, the Trust desires to delegate to the Transfer Agent the day-to-day responsibility for filing SARs on its behalf based on suspicious transactions observed during the course of Monitoring Activities, on or after the Effective Date; and

WHEREAS, the Trust recognizes the importance of complying with the Patriot Act and desires to implement its procedures as part of its overall anti-money laundering program and , subject to the terms of the Rules, delegate to the Transfer Agent the day-to-day operation of certain of its procedures on behalf of the Trust;

NOW THEREFOR, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

     1. Delegation; Duties.

     1.1 Subject to the terms and conditions set forth in the Agreement, the Trust hereby instructs and directs the Transfer Agent to implement the procedures on its behalf as set forth on Exhibit A, which is attached to and made a part of this Agreement (the "Procedures"). Exhibit A may be amended, from time to time, by the Transfer Agent in writing to the Trust with at least 20 days prior notice of such effective change.

     1.2 The Transfer Agent agrees to perform such Procedures, with respect to the ownership of share in the Portfolio(s) set forth in Exhibit B (each a Portfolio) for which the Transfer Agent maintains the applicable participant information, subject to and in accordance with the terms and conditions of the Agreement. Exhibit B, which is attached to and made a part of this Agreement, may be amended from time to time by mutual agreement of the parties upon the execution by both parties of a revised Exhibit B.

     1.3 The Trust acknowledges that it has had an opportunity to review, consider and comment upon and select the Procedures and the Trust has determined that they, as part of the Trust's overall anti-money laundering Program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Patriot Act, Bank Secrecy Act and their implementing regulations thereunder, which compliance the Trust


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acknowledges to be its responsibility. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Transfer Agent be obligated to file with any regulator, on behalf of the Trust, any requisite forms or other information in connection with the Program. Any filing by the Transfer Agent shall be in its own name and on its own behalf. The Trust shall be responsible for complying with any and all requisite regulatory filings which arise as a result of the Procedures or Program generally.

     1.4 Except as otherwise expressly stated in this Amendment, the Transfer Agent makes no representation or warranty, either express, implied or statutory, concerning the Procedures herein. The Trust expressly confirms that is has not relied upon any representation by the Transfer Agent as a basis for entering into this Amendment. The provision of this Section 1.4 shall survive the termination of this Amendment.

     2. Consent to Examination. In connection with the performance by the Transfer Agent of the Procedures, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the Patriot Act and that the records the Transfer Agent maintains for the Trust relating to the Trust's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Trust hereby directs that the Transfer Agent shall (1) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Trust as they may request, and (2) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of the Trust. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

     3.   Limitation on Delegation.

     3.1 The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Trust's Program that have been expressly delegated as part of the Procedures and is not undertaking and shall not be responsible for any other aspect of the Trust's Program or for the overall compliance by the Trust with the Patriot Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Procedures with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable participant information.

     3.2 The Trust also acknowledges and agrees that the Transfer Agent's provision of the procedures hereunder is dependent upon the receipt by the Transfer Agent of certain services from third parties. In the event services from any such third party becomes unavailable, the Transfer Agent shall use reasonable efforts to obtain equivalent services from an alternative provider or may, in its discretion, discontinue the


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

delegated duties upon such prior notice to the Trust as may be reasonably practicable. Notwithstanding anything to the contrary contained herein, the Transfer Agent will have no liability for the performance or non performance of any such third party except to the extent the Transfer Agent exercises in the conduct of its own operations.

     4. Reports. The Transfer Agent agrees to provide to the Trust (i) any reports received by the Transfer Agent from any government agency pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Trust as provided in this Amendment, (ii) any action taken in response to anti-money laundering violations as described in
          (i), and (iii) an annual report of its verification activities on behalf of the trust. The Transfer Agent shall provide such other reports on the verification activities conducted at the discretion of the Trust as may be agreed to from time to time by the Transfer Agent and the Trust.

     5.   Fees & Expenses.

     5.1 In consideration of the performance of the foregoing duties, the Trust agrees on behalf of each of the Portfolios to pay the Transfer Agent a fee for each participant account as set out in the fee Schedule which is attached to, and made a part of, this Agreement. Such fees and out-of-pocket expenses and advances identified in Section 5.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

     5.2 In addition to such fees paid under Section 5.1 above, the Trust agrees on behalf of each of the Portfolios to reimburse the Transfer Agent for the reasonable administrative expenses that may be associated with such additional duties including, but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set form in the fee schedule attached hereto. The terms of the Agreement shall apply with respect to the payment of such expenses in the same manner and to the same extent as any other expenses incurred under the Agreement.

     6. Reliance on Information and Authenticity. The Trust hereby acknowledges and understands that the Transfer Agent's ability to perform the Procedures under the terms and conditions set forth in this Amendment is contingent upon the Trust's ongoing cooperation with the Transfer Agent. The Trust shall use all reasonable efforts in good faith to cooperate with the Transfer Agent taking all action in a timely manner which the Transfer Agent, in its reasonable opinion, deems necessary to enable or assist the Transfer Agent in performing any of the Procedures under this Agreement, including but not limited to providing, or causing to be provided, to the Transfer Agent any information or documents which the Transfer Agent deems reasonable or appropriate to provide the duties hereunder. The Transfer Agent shall, when performing hereunder, be entitled to rely upon (i) the accuracy of information, data and authorizations received from the Trust or any participant, and (ii) the authenticity of any representation purporting to be from, or signature purporting to be of, the Trust or a participant.


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

          In no event shall the Transfer Agent be liable in any way for any losses, penalties, expenses or other harm or injury which may arise in connection with the Transfer Agent's delay in establishing, or refusal to establish, a participant account as a result of the Transfer Agent's failure to receive in a timely manner an application to open such account, which, in the Transfer Agent's sole discretion, it deems complete.

     7.   Miscellaneous.

     7.1 Except as set forth herein, the terms and provisions of the Agreement shall remain unchanged and continue to apply with full force and effect. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement.

     7.2 The parties to this Amendment understand and acknowledge that the Transfer Agent shall act on behalf of and as agent for the Trust with respect to the Procedures. In no event shall the Transfer Agent be liable for its failure to perform under the terms of this Amendment or any Exhibit, except where the Transfer Agent has acted with negligence or willful misconduct. This Amendment shall not be deemed to constitute the Trust and the transfer Agent as partners or joint ventures.

     7.3 The Trust shall indemnify and hold harmless the Transfer Agent from and against any and all losses, penalties, expenses or other harm or injury which the Transfer Agent may incur or suffer or which may be asserted by any person or entity, including reasonable attorneys' fees and court costs, arising out of (i) any failure by the Trust to observe and perform properly each and every covenant of this Amendment or any other wrongdoing of the Trust, or (ii) any action taken or omitted to be taken by the Transfer Agent in reasonable reliance upon information provided to the Transfer Agent by the Trust; provided, however, that the Trust shall not be required to indemnify and hold harmless the Transfer Agent from any losses which are caused by the Transfer Agent's negligence. The foregoing provisions of this Section
          7.3 shall survive the termination of this Amendment.

     7.4 In the event that the Transfer Agent, in its sole judgment, believes that its performance of any duty set forth herein may create a risk of financial, reputation or other loss for it, the Transfer Agent may, upon notice to the Trust, suspend its performance of the Procedures; provided, however, that if the Trust takes such action as may be requested by the Transfer Agent to eliminate such risk, the Transfer Agent shall not suspend the Procedures, or, if the Procedures have been suspended, shall reinstate its provision of the Procedures.

     7.5 The Transfer Agent represents that it is subject to regulation requiring it to implement an anti-money laundering program, and further represents that it is regulated by a "federal functional regulator" within the meaning of the Bank


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          Secrecy Act, the Patriot Act, and the applicable rules and regulations in connection therewith.

     7.6 The Transfer Agent agrees to certify annually to the Trust that it has implemented an AML program and that it or its agent(s) will perform the specific requirements of the Customer Identification and Suspicious Activity Procedures of the Trust, i.e., the procedures required by Section 326 of the Patriot Act.

     7.7 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


                                        STATE STREET BANK AND TRUST COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        State Street Master Funds


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Amended: October 31, 2006


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

                                   EXHIBIT A

                                   PROCEDURES

The Transfer Agent agrees to perform the duties set forth below, with respect to the ownership of shares in the Portfolio(s) set forth in Exhibit B for which the Transfer Agent maintains the applicable account participant information, subject to and in accordance with the terms and conditions of this Amendment. Notwithstanding anything to the contrary contained herein, in no event shall State Street be obligated to verify the identity of any person who is not a United States citizen or any entity (such as a corporation, partnership or trust), that is not established or organized under the laws of a State of the United States. State Street shall scan such name into its database to compare it against certain lists as described below.

     I. REQUESTS FOR NEW ACCOUNT

Upon receipt from the fund of an application to establish an account in the name of one of its participants, the Transfer Agent shall review it for completeness. The Transfer Agent shall deem the application complete as to the participant or any authorized signers or beneficiaries on the account if with respect to such entity (i) the application includes such entity's name, U.S. resident street address, social security number and date of birth or (ii) the Fund (a) certifies to the Transfer Agent as to the successful verification of the identity of such entity and the manner in which the Fund verified such identity, and (b) provides the detailed information so verified (i.e. passport number, drivers license number, birth certificate, etc.) which, in the Transfer's Agent's opinion, fulfills applicable regulatory requirements.

If the application is incomplete as to the participant, the Transfer agent will not open the account and will notify the Fund and request additional information from the Fund. If the Fund fails to provide the necessary participant information to complete the application within two business days of the Transfer Agent's request, the Transfer Agent shall promptly return the application as incomplete and return any funds earmarked for deposit in such account to the participant, unless upon receipt of the Transfer Agent request, the Fund requests additional time to provide the missing information, in which case such application and funds will be returned to the participant if the missing information is not provided within five (5) business days of the Transfer Agent's request. If the Transfer Agent determined, in its sole discretion, that the participant information has been completed within a timely manner, the Transfer Agent shall establish the account; provided, however, that such account shall be restricted from any and all redemption transactions unless and until such restriction is lifted by the Transfer Agent in accordance with the terms below.

If the participant information is complete but the application is incomplete as to any authorized signer and/or beneficiary, the Transfer Agent will open the account and restrict such account from any redemption transactions with respect to such entity unless and until such restriction is lifted by the Transfer Agent in accordance with the terms below (see part III).


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The Transfer Agent may file a Suspicious Activity Report or other appropriate report on its own behalf with applicable regulator(s) if in attempting to collect any requisite information it deems such action necessary or appropriate.

The trade date for the purchase of shares on a newly established account shall be the date on which the transfer Agent deems the application complete as to participant information.

     II. SCREENING AGAINST THE BLOCKED PERSONS AND OTHER RESTRICTED LISTS

Newly Established Accounts

Once the application is deemed complete by the Transfer Agent and the account is established, the Transfer Agent will scan the application into a database, inputting the name and address of the participant and any authorized signer(s) and beneficiary(ies) on the account and shall compare it against the published lists enumerated in Exhibit C, and such other lists as the Transfer Agent may utilize, in an effort to determine whether or not such entity is named on any of the said lists (if so, a so-called "Positive Match").

Such scanning will result in a report of potential matches (the "Exception Report"), which may or may not include a Positive Match. If, upon review of the Exception Report and any information available to it, the Transfer Agent determines in its sole discretion that any potential match is not a valid Positive Match, then such match will be deemed a False Match and the Transfer Agent shall so document to the file without reporting it to the Fund. If the Transfer Agent believes a potential match is a Positive Match or requires additional information to make a determination, then such match will be reported to the Fund. If additional information is provided by the Fund, the Transfer Agent will make any necessary corrections and will re-evaluate such "match" by re-scanning the updated information. If the Transfer Agent determines in its sole discretion, that a Positive Match exists or that it is unable to determine with reasonable certainty that no Positive Match exists, the Transfer Agent will notify the Fund and provide supporting documentation. It also will file the appropriate report(s) with the applicable regulators and comply with the instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

If the Transfer Agent determines, in is sole discretion, that no Positive Match exists on items reported, the Transfer Agent will notify the Fund and document its review. If the Fund, in its sole discretion, believes that a Positive Match does exist, the Transfer Agent will take instructions from the Fund, subject to any regulatory limitations, and will document its files.

Existing Accounts


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Each month, or as otherwise agreed to by the parties, the Transfer Agent shall scan the participant's name and that of each authorized signer and beneficiary on existing accounts in an effort to identify whether or not a Positive match exists, in which case the Transfer Agent and Fund shall act in accordance with the applicable terms above.

The Transfer Agent will retain records of scanning function and results, in accordance with applicable Bank Secrecy Act regulation(s).

     III. IDENTITY VERIFICATION

Upon receipt of a complete application, as described in Section I above, to establish an account or add an authorized signer or beneficiary, the Transfer Agent will attempt to verify the identity of the participant and its authorized signers and/or beneficiaries, as applicable. The extent and nature of the information needed by the Transfer Agent to perform such verification shall depend upon the nature of the accountholder, authorized signer or beneficiary (e.g. corporation, individual, trust, non-U.S. resident) but shall at a minimum include, without limitation, the entity's name, U.S. street address, social security number and, if applicable, date of birth. The Transfer Agent shall deem the identity verified, as to the participant or any authorized signers or beneficiaries on the account, if (i) such entity's name, U.S. resident street address, social security number and date of birth matches information in the database utilized by the Transfer Agent or (ii) the Fund, to the Transfer Agent's reasonable satisfaction, (a) certifies to the successful verification by the Fund of the identity of such entity and the manner in which the Fund verified such identity, and (b) provides copies of the detailed information verified (i.e. passport number, drivers license number, birth certificate, etc.) which, in the Transfer's Agent's opinion, fulfills applicable regulatory requirements. Examples of acceptable documentary evidence, as agreed upon by the parties, include driver's license, military driver's license or other military identification card, alien registration card, birth certificate, identification card issued by a state within the last 6 months, certified copy of a court order with a full name and date of birth, and passport.

The Transfer Agent also shall attempt to so verify the identity of any authorized signer or beneficiary which the Fund and/or participant requests to be added to any existing account established after October 1, 2003.

In cases where the Fund has not certified to the entity's identity as described above and the Transfer Agent is unable to verify such information, the Transfer Agent shall so notify the Fund, furnish supporting documentation to it and request that additional evidence or such certification from the Fund.

In cases where the participant's identity cannot be verified by the Transfer Agent and the Fund has failed to provide a certification with respect to the participant's identity to the Transfer Agent' reasonable satisfaction, the Transfer Agent, in is sole discretion or upon the Fund's request, may close the account. If it is an authorized signer or beneficiary's


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identity that cannot be verified to the Transfer Agent's reasonable satisfaction, the Transfer Agent, in its sole discretion or at the Fund's request, may close the account or refuse to add such entity(ies) to the account. In either case, the Transfer Agent may file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

The Transfer Agent shall redeem any share in a closed account with the opening net asset value as of the date on which such account was closed, with the proceeds forwarded to the participant when available.

Lifting of Restrictions on Redemptions

The restrictions against redemption transactions with respect to an account or any authorized signer of beneficiary on such account shall be removed only when the Transfer Agent determines that (i) no Positive Match exists with respect to the participant, authorized signer or beneficiary, as the case may be, and (ii) such entity's identity has been verified by the Transfer Agent as describe above.

     IV. SUSPICIOUS ACTIVITY MONITORING

The Transfer Agent, for each participant account, will establish an activity pattern (the account "Profile") based on its transactional history for the immediately preceding twelve-month period or such shorter period if the account has been established for less than a year. The Profile will be based upon the number of purchases and redemptions, as well as the average dollar amount of such purchase and redemptions during such period. Exchange transactions may or may not be a part of the Profile, as determined upon mutual agreement of the parties. The Profile shall not include other transactional activity including, but not limited to, dividends, share adjustments and stock splits. The Fund shall provide written approval of its acceptance of such Profiles. After the Profile has been approved by the Fund, it may be revised by State Street, without notice to the Fund, from time to time, to reflect the transactional history of the account during preceding months. On a daily basis, the Transfer Agent will input a file of the purchase, redemption, exchange, and transfer transactions on a participant account into its database in an effort to analyze and report any transaction (an "Exception Report") that does not correspond to the established account Profile or, upon request by the Fund, upon rules established by the Fund (e.g. report on any transaction below a dollar minimum) and agreed upon by the Transfer Agent.

The Transfer Agent will review each Exception Report produced by the database. If the Transfer Agent, upon review of the information available to it, determines that an item listed on the Exception Report is not suspicious, it will document its findings. Any item which the Transfer Agent, in is reasonable opinion, determines is or may be suspicious will be reported to the Fund. Upon receipt of such notice, the Fund shall promptly


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

provide any additional information which it would like the Transfer Agent to consider. Upon review of such additional information, the Transfer Agent may determine that the item is not suspicious in nature, in which case the Transfer Agent will report its findings to the Fund. If, however, the Transfer agent cannot, in its sole judgment, determine the nature/cause of the suspicious transaction, the Transfer agent will consider the item to be "suspicious" in nature and notify the Fund, unless prohibited by applicable law, rule or regulation. The Transfer Agent, if it deems appropriate will report such activity to the Risk and Compliance Group. The Risk and Compliance Group will review such activity further and prepare a draft SAR on Form SAR-SF and send a copy to the Fund's AML Officer for review. The Fund's AML Officer shall review the SAR and provide comments, if any, to the Risk and Compliance Group. The Risk and Compliance Group will file the appropriate report(s) on own behalf of the Transfer Agent and the Fund ("joint filing") with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account. The Risk and Compliance Group shall provide to the Fund a copy of each SAR filed with supporting documentation which the Risk and Compliance Group will maintain for five (5) years.

With respect to any newly established account, the Transfer Agent will review the account for thirty (30) days following the initial deposit into such account for any and all redemptions that occur and determine, it its sole discretion, whether or not any such redemptions are "suspicious" in nature. If the Transfer Agent determined that any redemption is suspicious, it will promptly notify the Fund, unless prohibited by applicable law, rule or regulation, file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.

The Fund acknowledges that the Transfer Agent does not accept cash equivalents (bank drafts, bank notes, etc.) in connection with any participant accounts.

The Transfer Agent will notify the fund of any change in payment instructions which in the sole discretion of the Transfer Agent is deemed to be "suspicious" in nature and await instruction from the fund as to whether or not such change should be implemented by the Transfer Agent.

The Transfer Agent will review any changes to an account's statement address that occur within 30 days of the account opening and notify the Fund of any such changes that it deems to be "suspicious" in nature, unless prohibited by applicable law, rule or regulation. Upon such notice or upon instruction from the Fund, the Transfer Agent may file the appropriate report(s) on its own behalf with the applicable regulators and comply with instructions of appropriate regulator(s) which may include, without limitation, freezing the account and its assets, refusing to add an authorized signer or beneficiary to the account, and/or closing the account.


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

     As consideration for State Street Bank and Trust Company's services as administrator, custodian and transfer agent to each of the following Funds and such other services as the parties may from time to time agree and for State Street's assumption of ordinary operating expenses of the Funds, State Street shall receive from each Fund an annual administrative fee, accrued daily at the rate of 1/365th of the applicable fee rate of the following annual percentages of the Fund's average daily net assets during the month:

                                         Annual percentage
                                             of Average
                 Fund                     daily net assets
                 ----                    -----------------
STATE STREET EQUITY 500 INDEX FUND
   -ADMINISTRATIVE SHARES                       .05%
STATE STREET EQUITY 500 INDEX FUND
   -SERVICE SHARES                              .05%
STATE STREET EQUITY 500 INDEX FUND
   -CLASS R SHARES                              .05%
STATE STREET EQUITY 400 INDEX FUND              .10%
STATE STREET EQUITY 2000 INDEX FUND             .10%
STATE STREET AGGREGATE BOND INDEX FUND          .10%
STATE STREET U.S. GOVERNMENT MONEY
MARKET FUND                                     .05%

     As consideration for State Street's services as administrator and custodian to the State Street Institutional Liquid Reserves Fund ("Liquid Reserves Fund") (f/k/a State Street Money Market Fund), State Street shall receive from the Liquid Reserves Fund an annual fee, accrued daily at the rate of 1/365th and payable monthly on the first business day of each month, pursuant to the following schedule:

     $25,000 for Administration Services
     $12,000 for Custody and Accounting Services

                               EXHIBIT B-FUND LIST

                       STATE STREET EQUITY 500 INDEX FUND

                       STATE STREET EQUITY 400 INDEX FUND
                       STATE STREET EQUITY 2000 INDEX FUND
                     STATE STREET AGGREGATE BOND INDEX FUND
                 STATE STREET INSTITUTIONAL LIQUID RESERVES FUND
                     STATE STREET LIMITED DURATION BOND FUND
                     STATE STREET TAX FREE MONEY MARKET FUND
                STATE STREET TAX FREE LIMITED DURATION BOND FUND
                    STATE STREET U.S. MONEY MARKET INDEX FUND

Exhibit C


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

OFAC SDN list
OFAC Blocked Countries
Bank of England
Canadian Consolidated List (OSFI)


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